EXHIBIT 99.1
News Release

Contacts:
Media – Barry L. Racey, Director, Government and Public Relations (513) 425-2749
Investors – Roger K. Newport, Executive Vice President, Finance and Chief Financial Officer (513) 425-5270

AK STEEL REPORTS FINANCIAL RESULTS FOR SECOND QUARTER OF 2015

WEST CHESTER, OH, July 28, 2015 – AK Steel (NYSE: AKS) today reported its financial results for the second quarter of 2015.

2nd Quarter 2015 Performance Summary

•	Shipments of 1,811,700 tons

•	Sales of $1.69 billion with an average selling price of $931 per ton

•	Net loss of $64.0 million, or $0.36 per diluted share

•	Adjusted EBITDA of $47.6 million

•	Liquidity of approximately $800 million

AK Steel reported a net loss of $64.0 million, or $0.36 per diluted share of common stock, for the second quarter of 2015, compared to a net loss of $17.1 million, or $0.13 per diluted share, for the second quarter of 2014 and a net loss of $306.3 million, or $1.72 per diluted share, for the first quarter of 2015. The company reported adjusted EBITDA (as defined in the “Non-GAAP Financial Measures” section below) of $47.6 million, or $26 per ton, for the second quarter of 2015 compared to adjusted EBITDA of $64.5 million, or $46 per ton, for the year-ago second quarter and adjusted EBITDA of $57.5 million, or $33 per ton, for the first quarter of 2015.
“Continued strength in the automotive market contributed to an overall increase in automotive market and total shipments quarter-over-quarter for the company,” said James L. Wainscott, Chairman, President and CEO of AK Steel. “Unfortunately, however, continued high levels of what we believe are unfairly traded imports significantly impacted selling prices in the carbon steel spot market, which negatively impacted the company’s results.”
Net sales for the second quarter of 2015 were $1.69 billion on shipments of 1,811,700 tons, compared to net sales of $1.53 billion on shipments of 1,397,500 tons for the year-ago second quarter and net sales of $1.75 billion on shipments of 1,750,500 tons for the first quarter of 2015. The company’s shipments in the second quarter of 2015 were higher than the first quarter of 2015, primarily as a result of increased shipments to the carbon spot market and continued strength in the automotive market. The increase in shipments and sales for the second quarter of 2015 compared to the year-ago period was due principally to the addition of shipments from Dearborn Works (acquired in September of 2014) and continued strong shipments of carbon and stainless products to the automotive market.
The company said that its average selling price for the second quarter of 2015 was $931 per ton, down 7% from the first quarter of 2015. The decrease in average selling price is primarily attributable to a less rich value-added product mix consisting of a higher percentage of shipments to the carbon spot market in relation to total shipments for the quarter. Carbon spot market selling prices declined throughout the first-half of 2015 before recovering slightly toward the end of the second quarter. AK Steel believes the substantial decline in carbon spot market selling prices is primarily the result of increased imports of lower priced foreign steel. The lower carbon spot market selling prices, combined with the higher proportion of hot-rolled shipments following the Dearborn Works acquisition, were the primary factors resulting in a 15% decline in the company’s average selling price for the second quarter of 2015 compared to the second quarter of 2014.

Cost of products sold decreased in the second quarter of 2015 compared to the first quarter of 2015 due to lower costs for carbon scrap, iron ore pellets and energy. Although costs for key inputs were lower in the second quarter of 2015 than in the second quarter of 2014, cost of products sold was higher in the 2015 quarter due to the higher overall sales volume in 2015 reflecting the acquisition of Dearborn Works. The company incurred $18.2 million of costs for planned outages during the second quarter of 2015, compared to $2.5 million in the year-ago second quarter and $13.6 million in the first quarter of 2015.
The 2015 second quarter results include a LIFO credit of $34.8 million, compared to a LIFO credit of $3.3 million for the second quarter of 2014 and a LIFO credit of $17.1 million for the first quarter of 2015. The company ended the second quarter of 2015 with total liquidity of $799.8 million, consisting of cash and cash equivalents and $747.0 million of availability under the company’s revolving credit facility.

Six-Month Results
For the first six months of 2015, the company reported a net loss of $370.3 million, or $2.08 per diluted share. For the corresponding six months of 2014, the company reported a net loss of $103.2 million, or $0.76 per diluted share. Included in the net loss for the first six months of 2015 was an impairment charge of $256.3 million, or $1.44 per diluted share, to fully impair the company’s investment in Magnetation LLC. Sales for the first six months of 2015 were $3.4 billion compared to sales of $2.9 billion in the first half of 2014. Shipments for the first half of 2015 were 3,562,200 tons compared to 2,659,600 tons in the first half of 2014. The increase is primarily the result of the acquisition of Dearborn Works, as well as continued strength in the automotive market.
The company said that its average selling price for the first half of 2015 was $965 per ton, down from $1,096 per ton for the first half of 2014. The decrease in average selling price is primarily attributable to significantly lower carbon spot market selling prices in 2015, principally due to a significant increase in what the company believes are unfairly traded foreign steel imports. The effect of the lower selling prices was partially offset by lower costs for carbon scrap, iron ore pellets and energy. The company recorded costs of $31.8 million during the first six months of 2015 for planned outages, compared to $31.9 million during the first six months of 2014.
As of March 31, 2015, AK Steel concluded that its 49.9% equity interest in Magnetation, an unconsolidated joint venture that produces iron ore pellets and accounted for under the equity method, was impaired as a result of near-term liquidity issues caused primarily by a significant decline in global iron ore pellet pricing and the negative effect of that decline on Magnetation’s results of operations and cash flows, as well as the longer-term outlook of iron ore pellet pricing and the inability of Magnetation to access additional capital funds. As a result, the company recorded an impairment charge of $256.3 million, or $1.44 per diluted share, in the six-month period ended June 30, 2015, to fully impair the company’s investment in Magnetation recorded on its consolidated balance sheet. Magnetation’s outstanding indebtedness is non-recourse to AK Steel. The company is not required to make any additional capital contributions or other future investments in Magnetation and has not guaranteed any obligations of Magnetation. AK Steel does not expect to record any further impact in its financial statements from its equity investment in Magnetation.
Results for the first six months of 2014 were negatively affected by extreme winter weather conditions in early 2014 and an incident at the company’s Ashland (KY) Works blast furnace in February 2014. Extra costs of approximately $45.0 million were recognized for the first six months of 2014 for higher energy costs and additional costs for transportation and operations related to weather-delayed deliveries of iron ore pellets. The incident at the Ashland Works resulted in unplanned outage costs of approximately $18.0 million in the first six months of 2014.

Research and Innovation
During the second quarter, the company broke ground on its new Research and Innovation Center. Progress is continuing on the recently announced capital investment to modify the hot dip galvanizing line at its Dearborn Works. New process technology will allow the production of both coated and cold-rolled Next-Generation Advanced High Strength Steels on the same line. The new technology will also produce significantly improved formability at higher ultimate tensile strength levels, which provides automotive customers greater opportunities for lightweighting. Both of these investments continue to be on schedule for completion by the end of 2016. The company believes these projects will position it well to serve the needs of its customers in the future.

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Third Quarter 2015 Outlook
Consistent with its current practice, the company said that it will provide detailed guidance for its third quarter 2015 financial results in September. However, at this time, the company believes it is appropriate to provide the following qualitative guidance.
For a variety of reasons, the company expects to generate improved results for the third quarter and for the second-half of 2015 as compared to the second quarter and first-half of 2015. Chief among these reasons are anticipated higher shipments, improving carbon steel spot market prices, increased production levels resulting in lower per ton operating costs, and the continuing benefit of lower raw materials costs, in particular, iron ore. The company expects shipments to customers in its largest market, automotive, to remain strong.
In addition, the company expects the level of what the company believes are unfairly traded imports of carbon steel products will continue to decline in the second-half of the year, principally because of the pending and anticipated future steel industry trade cases, resulting in increased domestic steel shipments and a continuing improving trend in selling prices.

AK Steel
AK Steel is a world leader in the production of flat-rolled carbon, stainless and electrical steel products, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. Headquartered in West Chester, Ohio (Greater Cincinnati), the company employs approximately 8,000 men and women at eight steel plants, two coke plants and two tube manufacturing plants across six states: Indiana, Kentucky, Michigan, Ohio, Pennsylvania and West Virginia. Additional information about AK Steel is available at www.aksteel.com.

Safe Harbor Statement
The statements in this release reflect management’s estimates and beliefs and are intended to be, and hereby are identified as “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “believes,” “intends,” “plans,” “estimates” and other similar references to future periods typically identify such forward-looking statements. These forward-looking statements reflect the current belief and judgment of the company’s management, but are not guarantees of future performance or outcomes. They are based on a number of assumptions and estimates that are inherently subject to economic, competitive, regulatory, and operational risks, uncertainties and contingencies that are beyond the company’s control, and upon assumptions with respect to future business decisions and conditions that are subject to change. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that actual events or performance will differ materially from such predictions as a result of certain risk factors, including different or lesser-than-expected impacts as a result of the pending and anticipated future carbon steel trade case filings, including impacts on the volume of foreign carbon steel imports, domestic steel shipments and selling prices, or AK Steel’s shipment levels, carbon steel spot market prices, production levels or per ton operating costs; reduced selling prices, shipments and profits associated with a highly competitive industry with excess capacity; changes in the cost of raw materials and energy; the company’s significant amount of debt and other obligations; severe financial hardship or bankruptcy of one or more of the company’s major customers; reduced demand in key product markets due to competition from aluminum or other alternatives to steel; increased global steel production and imports; excess inventory of raw materials; supply chain disruptions or poor quality of raw materials; production disruption or reduced production levels; the company’s healthcare and pension obligations and related laws and regulations; not timely reaching new labor agreements; major litigation, arbitrations, environmental issues and other contingencies; regulatory compliance and changes; climate change and greenhouse gas emission limitations; conditions in the financial, credit, capital or banking markets; the company’s use of derivative contracts to hedge commodity pricing volatility; ongoing challenges faced by Magnetation; inability to fully realize benefits of long-term cost savings initiatives; inability to hire or retain skilled labor and experienced manufacturing and mining managers; information technology security threats and cybercrime; adverse effects on the company’s operations and/or financial results related to Magnetation’s bankruptcy; failure to achieve the estimated synergies and other expected benefits of the acquisition of Severstal Dearborn, LLC and/or to integrate it successfully; as well as those risks and uncertainties discussed in the company’s Annual Report on Form 10-K

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for the year ended December 31, 2014, as updated in subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with or furnished to the Securities and Exchange Commission.
As such, readers are cautioned not to place undue reliance on forward-looking statements, which speak only to management’s plans, assumptions and expectations as of the date hereof. The company disclaims any duty to update or alter any forward-looking statements, except as required by applicable law.

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AK STEEL HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars and shares in millions, except per share and per ton data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Shipments (000 tons)	1,811.7	1,397.5	3,562.2	2,659.6
Selling price per ton	$931	$1,095	$965	$1,096

Net sales	$1,689.4	$1,530.8	$3,440.3	$2,914.3

Cost of products sold	1,579.2	1,416.9	3,187.8	2,752.5
Selling and administrative expenses	63.5	53.9	132.7	114.1
Depreciation	55.7	48.5	111.1	97.2
Pension and OPEB expense (income)	(16.1)	(25.0)	(32.2)	(50.7)
Total operating costs	1,682.3	1,494.3	3,399.4	2,913.1
Operating profit	7.1	36.5	40.9	1.2
Interest expense	43.5	33.2	87.4	65.4
Impairment of Magnetation investment	—	—	(256.3)	—
Other income (expense)	1.5	(3.0)	(15.2)	(4.9)
Income (loss) before income taxes	(34.9)	0.3	(318.0)	(69.1)
Income tax expense	14.6	1.8	22.3	3.6
Net income (loss)	(49.5)	(1.5)	(340.3)	(72.7)
Less: Net income attributable to noncontrolling interests	14.5	15.6	30.0	30.5
Net income (loss) attributable to AK Steel Holding Corporation	$(64.0)	$(17.1)	$(370.3)	$(103.2)
Basic and diluted earnings per share:
Net income (loss) attributable to AK Steel Holding Corporation	$(0.36)	$(0.13)	$(2.08)	$(0.76)
Weighted-average shares outstanding:
Basic	177.2	136.2	177.1	136.2
Diluted	177.2	136.2	177.1	136.2

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AK STEEL HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in millions, except per share amounts)

	June 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$75.0	$70.2
Accounts receivable, net	567.5	644.3
Inventory, net	1,156.5	1,172.1
Other current assets	115.3	139.1
Total current assets	1,914.3	2,025.7
Property, plant and equipment	6,419.1	6,388.4
Accumulated depreciation	(4,283.6)	(4,175.2)
Property, plant and equipment, net	2,135.5	2,213.2
Investment in affiliates	76.3	388.7
Other non-current assets	209.3	230.9
TOTAL ASSETS	$4,335.4	$4,858.5

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$761.8	$803.1
Accrued liabilities	225.4	266.5
Current portion of pension and other postretirement benefit obligations	63.7	55.6
Total current liabilities	1,050.9	1,125.2
Long-term debt	2,442.5	2,452.5
Pension and other postretirement benefit obligations	1,174.2	1,225.3
Other non-current liabilities	130.8	132.5
TOTAL LIABILITIES	4,798.4	4,935.5

Equity (deficit):
Common stock, authorized 300,000,000 shares of $0.01 par value each; issued 178,195,288 and 177,362,600 shares in 2015 and 2014; outstanding 177,812,475 and 177,215,816 shares in 2015 and 2014	1.8	1.8
Additional paid-in capital	2,265.0	2,259.1
Treasury stock, common shares at cost, 382,813 and 146,784 shares in 2015 and 2014	(2.0)	(1.0)
Accumulated deficit	(2,918.3)	(2,548.0)
Accumulated other comprehensive loss	(212.4)	(204.4)
Total stockholders’ equity (deficit)	(865.9)	(492.5)
Noncontrolling interests	402.9	415.5
TOTAL EQUITY (DEFICIT)	(463.0)	(77.0)
TOTAL LIABILITIES AND EQUITY (DEFICIT)	$4,335.4	$4,858.5

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AK STEEL HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in millions)

	Six Months Ended
	June 30,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(340.3)	$(72.7)
Depreciation	103.9	90.1
Depreciation—SunCoke Middletown	7.2	7.1
Amortization	12.5	10.8
Impairment of Magnetation investment	256.3	—
Deferred income taxes	20.7	2.5
Pension and OPEB expense (income)	(32.2)	(50.7)
Contributions to pension trust	(1.0)	(112.4)
Other postretirement benefit payments	(22.2)	(34.7)
Changes in working capital	43.5	(162.4)
Changes in working capital—SunCoke Middletown	9.1	(5.2)
Other operating items, net	26.4	(3.5)
Net cash flows from operating activities	83.9	(331.1)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital investments	(48.9)	(27.3)
Capital investments—SunCoke Middletown	(0.8)	(0.3)
Investments in Magnetation	—	(45.0)
Proceeds from sale of equity investee	25.0	—
Other investing items, net	1.3	6.9
Net cash flows from investing activities	(23.4)	(65.7)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (payments) under credit facility	(10.0)	440.0
Redemption of long-term debt	(2.2)	(0.4)
Debt issuance costs	—	(3.3)
SunCoke Middletown distributions to noncontrolling interest owners	(42.6)	(28.9)
Other financing items, net	(0.9)	(1.1)
Net cash flows from financing activities	(55.7)	406.3

Net increase (decrease) in cash and cash equivalents	4.8	9.5
Cash and cash equivalents, beginning of period	70.2	45.3
Cash and cash equivalents, end of period	$75.0	$54.8

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AK STEEL HOLDING CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(Dollars in millions)

In certain of its disclosures in this news release, the company has reported adjusted EBITDA that excludes the effects of an impairment of its investment in Magnetation. EBITDA is an acronym for earnings before interest, taxes, depreciation and amortization. It is a metric that is sometimes used to compare the results of different companies by removing the effects of different factors that might otherwise make comparisons inaccurate or inappropriate. For purposes of this news release, the company has made adjustments to EBITDA in order to exclude the effects of noncontrolling interests and an impairment charge for its investment in Magnetation. The adjusted results, although not financial measures under generally accepted accounting principles (“GAAP”) and not identically applied by other companies, facilitate the ability to analyze the company’s financial results in relation to those of its competitors and to the company’s prior financial performance by excluding items that otherwise would distort the comparison.  Adjusted EBITDA is not, however, intended as an alternative measure of operating results or cash flow from operations as determined in accordance with GAAP and is not necessarily comparable to similarly titled measures used by other companies.

Neither current nor potential investors in the company’s securities should rely on adjusted EBITDA as a substitute for any GAAP financial measure and the company encourages current and potential investors to review the following reconciliations of adjusted EBITDA.

Reconciliation of Adjusted EBITDA

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		Mar 31,
(dollars in millions, except per ton)	2015	2014	2015	2014	2015
Net income (loss) attributable to AK Steel Holding	$(64.0)	$(17.1)	$(370.3)	$(103.2)	(306.3)
Net income attributable to noncontrolling interests	14.5	15.6	30.0	30.5	15.5
Income tax expense	14.6	1.8	22.3	3.6	7.7
Interest expense	43.5	33.2	87.4	65.4	43.9
Interest income	(0.3)	—	(0.6)	—	(0.3)
Depreciation	55.7	48.5	111.1	97.2	55.4
Amortization	1.7	1.6	6.1	5.8	4.4
EBITDA	65.7	83.6	(114.0)	99.3	(179.7)
Less: EBITDA of noncontrolling interests (a)	18.1	19.1	37.2	37.6	19.1
Magnetation impairment charge	—	—	256.3	—	256.3
Adjusted EBITDA	$47.6	$64.5	$105.1	$61.7	$57.5
Adjusted EBITDA per ton	$26	$46	$29	$23	$33
(a)    The reconciliation of EBITDA of noncontrolling interests to net income attributable to noncontrolling interests is as follows:

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		Mar 31,
(dollars in millions)	2015	2014	2015	2014	2015
Net income attributable to noncontrolling interests	$14.5	$15.6	$30.0	$30.5	$15.5
Depreciation	3.6	3.5	7.2	7.1	3.6
EBITDA of noncontrolling interests	$18.1	$19.1	$37.2	$37.6	$19.1

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AK STEEL HOLDING CORPORATION
STEEL SHIPMENTS
(Unaudited)
(Tons in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Tons Shipped by Product
Stainless/electrical	223.4	223.8	450.9	430.0
Coated	823.8	637.5	1,609.8	1,238.3
Cold-rolled	332.6	298.0	653.6	584.5
Tubular	29.7	33.5	59.1	64.4
Subtotal value-added shipments	1,409.5	1,192.8	2,773.4	2,317.2
Hot-rolled	359.1	177.1	692.1	285.6
Secondary	43.1	27.6	96.7	56.8
Subtotal non value-added shipments	402.2	204.7	788.8	342.4
Total shipments	1,811.7	1,397.5	3,562.2	2,659.6

Shipments by Product (%)
Stainless/electrical	12.3%	16.0%	12.7%	16.2%
Coated	45.5%	45.6%	45.2%	46.6%
Cold-rolled	18.4%	21.3%	18.3%	22.0%
Tubular	1.6%	2.4%	1.7%	2.4%
Subtotal value-added shipments	77.8%	85.3%	77.9%	87.2%
Hot-rolled	19.8%	12.7%	19.4%	10.7%
Secondary	2.4%	2.0%	2.7%	2.1%
Subtotal non value-added shipments	22.2%	14.7%	22.1%	12.8%
Total shipments	100.0%	100.0%	100.0%	100.0%

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